SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Amendment)

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Maxim Series Fund, Inc.

(Name of Registrant As Specified In Its Charter)

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MAXIM SERIES FUND, INC.

Maxim Bernstein International Equity Portfolio (the “Portfolio”),

previously, the Maxim Templeton® International Equity Portfolio

Executive Offices:	8515 East Orchard Road
Greenwood Village, Colorado 80111

Mailing Address:	P.O. Box 1700
Denver, Colorado 80201

INFORMATION STATEMENT

On June 13, 2005, the Board of Directors of Maxim Series Fund, Inc. (the “Fund’) approved a Sub-Advisory Agreement between GW Capital Management, LLC (doing business as Maxim Capital Management, LLC (“MCM”)), the Fund and Alliance Capital Management L.P., a Delaware limited partnership, registered as an investment adviser under the Investment Advisers Act of 1940 ("ACM"), authorizing ACM to serve as the sub-adviser for the Maxim Bernstein International Equity Portfolio (the “New Sub-Advisory Agreement”). The New Sub-Advisory Agreement is effective July 5, 2005, and is the same in all substantive respects to the previous Sub-Advisory Agreement (the “Previous Sub-Advisory Agreement”), dated December 1, 1993, as amended, in effect between MCM, the Fund and Templeton Investment Counsel, LLC, (“Templeton”) except the effective date and termination dates are different. ACM will act as an investment adviser to the Portfolio commencing on July 5, 2005. There will be a decrease in the advisory fees paid by the Fund to MCM; additionally, the sub-advisory fees paid by MCM to ACM will change from the fee paid by MCM to Templeton under the Previous Sub-Advisory Agreement. MCM will pay ACM’s sub-advisory fee.

MCM, a wholly owned subsidiary of Great-West Life & Annuity Insurance Company (“GWL&A”), is located at 8515 East Orchard Road, Greenwood Village, CO 80111. MCM provides investment advisory services to the Fund pursuant to an Investment Advisory Agreement (the “MCM Advisory Agreement”) dated December 5, 1997, as amended. The MCM Advisory Agreement provides that, subject to the requirements of the Investment Company Act of 1940, as amended (the “1940 Act”) and the rules and regulations thereunder, MCM at its expense may select and contract with sub-advisers to manage investments of one or more of the Portfolios of the Fund. MCM has selected ACM to manage the investments of the Portfolio and such selection was approved by the Board of Directors of the Fund at the June 13, 2005 meeting.

The Fund operates under a manager-of-managers structure under an order issued by the Securities and Exchange Commission ("SEC"). The current order permits MCM to hire sub-advisers or amend sub-advisory agreements without shareholder approval. The Board of Directors of the Fund must approve such sub-advisory agreements, and the Fund must provide specified information to shareholders within 90 days of the hiring of any new sub-adviser or the retention of a sub-adviser whose ownership has changed significantly. This Information Statement is being provided to shareholders to fulfill such information requirement and is being mailed on or about September 15, 2005.

NO SHAREHOLDER VOTE WILL BE TAKEN WITH RESPECT TO THE MATTER DESCRIBED IN THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background. Prior to the appointment of ACM as the Sub-adviser for the Portfolio, Templeton served as Sub-adviser for the Portfolio. The date of the sub-advisory agreement by and between Templeton, Maxim Series Fund, Inc. (“Maxim”) and GW Capital Management, LLC (“GWCM” or “MCM”) was August 30, 2004. The sub-advisory agreement was approved by the Maxim Board of Directors on August 24, 2004. The sub-advisory agreement with Templeton provided that Templeton, as the sub-adviser for the Portfolio, in return for its fee, would manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund’s registration statement and any other policies established by the Board of Directors or MCM. In this regard, it was the responsibility of Templeton to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The sub-advisory agreement with Templeton stated that Templeton would provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties, excluding brokerage expenses and pricing and bookkeeping services. For its services provided under the Previous Sub-Advisory Agreement, Templeton was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below on page xx.

The change of Sub-advisers was due to performance of the Portfolio. In making the change, MCM reviewed current performance of the Portfolio and considered various criteria in connection with the change of sub-advisers including: (1) the nature, extent and quality of services; (2) investment performance; (3) management fees and expenses; and (4) other factors such as ACM’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies. Upon completion of the review process, MCM recommended to the Board of Directors of the Fund approval of ACM as the new Sub-adviser of the Portfolio.

The Board of Directors then undertook to review the recommendation of MCM.

Nature, Extent and Quality of Services. The Board considered and concluded that it was satisfied with the nature, extent, and quality of services provided and to be provided by ACM. In this regard, the Board considered, among other things, ACM's personnel, experience, resources and track record, their ability to provide or obtain such services as may be necessary in managing, acquiring and disposing of investments on behalf of the Portfolio, obligation to consult as appropriate with MCM, and performing research and obtaining and evaluating the economic, statistical and financial data relevant to the investment policies of the Portfolio. The Board also considered ACM's reputation for management of their specific investment strategies, and ACM's overall financial condition, technical resources, and operational capabilities. The Board also considered ACM's practices regarding the selection and compensation of brokers and dealers that execute portfolio transactions for the Portfolio and procedures ACM uses for obtaining best execution for transactions in the Portfolio.

Investment Performance. The Board reviewed information regarding the investment performance of each Portfolio by Templeton, as compared against various benchmarks and the performance of similar funds currently managed by ACM as well as similar funds managed by other companies and the peer group for the applicable asset class. The performance information included the annualized returns for the one-, three-, five-, and ten-year periods ended December 31, 2004, to the extent applicable, risk-weighted performance measures, and the Portfolio’s Morningstar category and overall ratings.

Management Fees and Expenses. The Board considered and reviewed the current management fees and expenses for the Portfolio, noting that the total annual portfolio operating expenses for the Portfolio would remain the same. The Board also considered and reviewed the current sub-advisory fees and new sub-advisory fees to be paid in relation to each of the Portfolio. In evaluating the management and sub-advisory fees, the Board considered the fees payable by and the total expense ratios of similar funds managed by other advisers and similar funds managed by ACM. The Board also considered the Portfolio’s total expense ratio in comparison to the median expense ratio for all funds within the same Morningstar fund category as the Portfolio. Based on the information provided, the Board concluded that the total expenses of the Portfolio (including management fees) were within the range of fees paid by similar funds, and that the Portfolio’s expenses ratios were generally near or below the median expense ratio for the applicable Morningstar fund category. With respect to the sub-advisory fees, it was noted that the rates payable by MCM to ACM were the result of arms-length negotiations since ACM is not an affiliate of MCM.

Other Factors. The Board also considered and reviewed questionnaires completed by ACM, ACM’s compliance manual, code of ethics, proxy voting policies, Form ADV and the investment team’s biographies The Board also took into account the fact that the Affected Portfolios are used as funding vehicles under variable life and annuity contracts offered by insurance companies affiliated with MCM and as funding vehicles under retirement plans for which affiliates of MCM may provide various retirement plan services.

Affected Portfolio Name Change. In connection with Sub-Adviser change, the name of the Affected Portfolio also was changed. The Maxim Templeton® International Equity Portfolio name was changed to the Maxim Bernstein International Equity Portfolio.

INFORMATION ABOUT ACM

ACM, registered as an investment advisor under the Investment Advisers Act of 1940, is a Delaware limited partnership, with its principal business address at 1345 Avenue of the Americas, New York, New York, 10105. ACM is ultimately owned by AXA, a holding company for an international group of insurance and related financial services companies.

ACM is a leading global investment management firm with $534 billion in preliminary assets under management at July 31, 2005. The firm provides investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world's leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Capital Management Holding L.P. ("Alliance Holding") is a publicly traded limited partnership listed on the NYSE under the ticker symbol AC.

Except as otherwise specified herein, all information about ACM in this Information Statement has been provided by ACM.

Directors and Principal Executive Officers of ACM

The tables below list the individuals who serve as directors and principal executive officers of ACM and their principal occupations. The address for all ACM personnel is 1345 Avenue of the Americas, New York, New York, 10105, unless otherwise specified.

Board of Directors

Dominique Carrel-Billiard Director	Henri de Castries Director
Christopher M. Condron Director	Denis Duverne Director

Roger Hertog Vice Chairman—Institutional and Private Asset Management Sales and Marketing	Weston M. Hicks Director
W. Edwin Jarmain Director	Gerald M. Lieberman President & Chief Operating Officer
Nicolas Moreau Director	Lewis A. Sanders Chairman of the Board and Chief Executive Officer
Lorie A. Slutsky Director	A.W. (Pete) Smith Director
Peter J. Tobin Director	Stanley B. Tulin Director

Principal Officers

Lawrence H. Cohen	James G. Reilly	Mark R. Manley
Executive Vice President, Chief Technology Officer	Executive Vice President and US Large Cap Growth Team Leader	Senior Vice President, Deputy General Counsel and Chief Compliance Officer
Sharon E. Fay	Lewis A. Sanders	Marc O. Mayer
Executive VP and Chief Investment Officer—Global, UK and European Value Equities	Chairman of the Board and Chief Executive Officer	Executive Vice President and Chairman of the Board, AllianceBernstein Investment Research and Management, Inc
Mark R. Gordon	David A. Steyn	Jeffrey S. Phlegar
Executive Vice President, Director of Global Quantitative Research and Chief Investment Officer, Absolute Return Strategy	Executive Vice President and Head, AllianceBernstein Institutional Investment Management	Executive Vice President, Co-Head and Co-Chief Investment Officer—Fixed Income and Director—US Investment Grade Fixed Income
Thomas S. Hexner	Laurence E. Cranch	Paul C. Rissman
Executive Vice President and President, Bernstein Investment Research and Management	Executive Vice President and General Counsel	Executive Vice President, Director of Global Growth Research and Head of the Global Research Growth Team
Gerald M. Lieberman	Marilyn G. Fedak	Lisa A. Shalett
President & Chief Operating Officer	Executive VP, Head—Bernstein Value Equities Business and Co-Chief Investment Officer—US Value Equities	Executive Vice President and Chairman of the Board, Sanford C. Bernstein & Co., LLC
Seth J. Masters	Roger Hertog	Christopher M. Toub
Chief Investment Officer—Style Blend and Core Equity Services	Vice Chairman—Institutional and Private Asset Management Sales and Marketing	Executive Vice President and Head of Alliance’s Global/International Large Cap Growth teams

Douglas J. Peebles	Robert H. Joseph, Jr.
Executive Vice President, Co-Head and Co-Chief Investment Officer—Fixed Income and Director—Global Fixed Income	Senior Vice President & Chief Financial Officer

There are no arrangements or understandings made in connection with the New Sub-Advisory Agreement between MCM and ACM with respect to the composition of the Board of Directors of MCM or the Board of Directors of the Fund or with respect to the selection or appointment of any person to any office with any of them.

Other Funds Managed by ACM. ACM serves as investment adviser or sub-adviser to other investment company funds similar to the Portfolio. ACM has not waived, reduced or otherwise agreed to reduce its compensation under any applicable contract for these funds. Information about these funds appears in the following table:

Fund	Net Assets as of 6/30/2005 ($million)	Total Annual Fund Operating Expenses
AllianceBernstein VPS International Value Portfolio*	$504.3	0.95%
AllianceBernstein International Value Fund*	$2,326.4	1.20%

For its services provided under the Previous Sub-Advisory Agreement, Templeton was paid by MCM a fee computed daily and paid monthly based on the aggregate assets of the Portfolio as set forth below:

Annual Fee	Assets
.70%	first $25 million
.55%	next $25 million
.50%	next $50 million
.40%	all amounts over $100 million

For its services provided under the New Sub-Advisory Agreement, ACM will be paid by MCM according to following fee structure:

Annual Fee	Assets
.55%	first $150 million
.50%	next $150 million
.45%	all amounts over $300 million

During the fiscal year ended December 31, 2004, MCM paid Templeton $1,177,388 for its sub-advisory services for the Portfolio pursuant to the Previous Sub-Advisory Agreement. If the new sub-advisory fees had been in effect during the last fiscal year, ACM would have received $1,343,611 with respect to the Portfolio, representing a 14.12% increase from the fees paid to Templeton. Based on the assets in the Portfolio at June 30, 2005 of approximately $299,342,000, the annual sub-advisory fees paid by MCM with respect to the Portfolio would have increased by $211,842.

DESCRIPTION OF THE NEW SUB-ADVISORY AGREEMENT

The New Sub-Advisory Agreement provides that ACM, as the Sub-adviser for the Portfolio, in return for its fee, will manage the investment and reinvestment of the Portfolio subject to the control and supervision of the Board of Directors and in accordance with the investment objective and policies of the Portfolio set forth in the Fund’s current registration statement and any other policies established by the Board of Directors or MCM. In this regard, it is the responsibility of ACM to make investment decisions and to place purchase and sale orders for investment securities for the Portfolio. The New Sub-Advisory Agreement states that ACM will provide at its expense all necessary investment, management and administrative facilities needed to carry out its duties under the New Sub-Advisory Agreement, excluding brokerage expenses and pricing and bookkeeping services. MCM pays ACM a fee computed daily and paid monthly as a percentage of average daily net asset value as described on page xx.

The New Sub-Advisory Agreement will remain in full force and effect through July 5, 2007 and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance is specifically approved annually by the Board of Directors, or by vote of the holders of a majority of the shareholders of the Portfolio’s outstanding voting securities, and by a majority of Directors who are not “interested persons” of the Fund, MCM, the Sub-adviser or any other Sub-adviser to the Fund. The New Sub-Advisory Agreement may be terminated at any time, without payment of any penalty, by MCM, subject to the approval of the Directors, by vote of the Directors, by vote of a majority of the outstanding voting securities of the Portfolio, or by ACM, in each case on 60 days’ written notice. As required by the 1940 Act, the New Sub-Advisory Agreement will automatically terminate, without payment of penalty, in the event of its assignment, as defined in the 1940 Act. It also will terminate in the event that the Advisory Agreement between the Fund and MCM shall have terminated for any reason.

The New Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of ACM of its obligations and duties under the New Sub-Advisory Agreement, it shall not be liable to the Fund, MCM or to any shareholder or creditor of the Fund, for any matter in connection with the performance of any of its services under the New Sub-Advisory Agreement or for any good faith purchase or sale of any investment made by it for the Portfolio.

A copy of the New Sub-Advisory Agreement will be furnished, without charge, upon request to Ms. Mary Maiers, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 74743.

OTHER INFORMATION

The Fund is available only as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. Shares of the Portfolio are sold to the Maxim Profile I and Maxim Profile II Portfolios (as an eligible underlying fund in a fund-of-funds structure), which Portfolios are also available as an investment option for certain variable annuity contracts, variable life insurance policies and qualified retirement plans. The separate accounts of GWL&A are referred to as the “Series Accounts.” Each of the Series Accounts is registered with the SEC as a unit investment trust under the 1940 Act. In addition, shares of the Portfolio may be sold to the FutureFunds Series Account II of GWL&A and to the TNE Series (k) Account of New England Life Insurance Company to fund certain variable annuity contracts, and to the COLI VUL-7 Series Account to fund certain variable life insurance policies. FutureFunds Series Account II, TNE Series (k) Account and COLI VUL-7 Series Account of GWL&A are not registered with the SEC. On December 31, 2004, the Directors and officers of the Fund, as a group, beneficially owned less than 1% of the outstanding shares of the Fund.

Investment Adviser

MCM is a Colorado limited liability company, located at 8515 East Orchard Road, Greenwood Village, Colorado 80111, and serves as investment adviser to the Fund pursuant to the MCM Advisory Agreement. MCM is a wholly owned subsidiary of GWL&A, which is an indirectly owned subsidiary of Great-West Lifeco Inc., a holding company. Great-West Lifeco Inc. is in turn a subsidiary of Power Financial Corporation, a financial services company. Power Corporation of Canada, a holding and management company, has voting control of Power Financial Corporation. Mr. Paul Desmarais, through a group of private holding companies that he controls, has voting control of Power Corporation of Canada.

Investment Advisory Agreement

Under the terms of the investment advisory agreement with the Fund, MCM acts as investment adviser and, subject to the supervision of the Board of Directors, directs the investments of each Portfolio of the Fund in accordance with its investment objective, policies and limitations. MCM also provides the Fund with all necessary office facilities and personnel for servicing the Portfolios’ investments, compensates all officers of the Fund and all Directors who are "interested persons" of the Fund or of MCM, and all personnel of the Fund or MCM performing services relating to research, statistical and investment activities.

In addition, MCM, subject to the supervision of the Board of Directors, provides the management and administrative services necessary for the operation of the Fund. These services include providing facilities for maintaining the Fund's organization; supervising relations with custodians, transfer and pricing agents, accountants, underwriters and other persons dealing with the Fund; preparing all general shareholder communications and conducting shareholder relations; maintaining the Fund's records and the registration of Fund shares under federal securities laws and making necessary filings under state securities laws; developing management and shareholder services for the Fund; and furnishing reports, evaluations and analyses on a variety of subjects to the Directors.

The MCM Advisory Agreement will remain in effect until May 1, 2005, and will continue in effect from year to year if approved annually by the Board of Directors including the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, or by vote of a majority of the outstanding shares of the affected Portfolio.

MCM provides investment advisory services to various unregistered separate accounts of GWL&A and to Great-West Variable Annuity Account A, which is a registered investment companies. The principal occupation of the directors of MCM is as follows:

Name	Principal Occupation
Mitchell T.G. Graye	Executive Vice President and Chief Financial Officer of GWL&A
S. Mark Corbett	Senior Vice President, Investments, GWL&A
Wayne T. Hoffmann	Senior Vice President, Investments, GWL&A
Graham R. McDonald	Senior Vice President, Corporate Finance and Investment Operations, GWL&A
D.L. Wooden	Executive Vice President, Financial Services, GWL&A

Shareholders with an ownership interest of 5% or greater in the Maxim Bernstein International Equity Portfolio as of 06/30/2005 were:

Shareholder	Shares	Percentage
FutureFunds I FutureFunds II Maxim Aggressive Profile II Maxim Moderate Profile II	2,784,915.29 2,716,351.15 4,910,640.94 4,839,681.25	12.64% 12.33% 22.29% 21.96%

Broker Commissions

During the fiscal year ended December 31, 2004, no commissions were paid to brokers affiliated with Templeton or ACM.

Principal Underwriter, Custodian

Greenwood Investments, LLC (“Greenwood”), a wholly owned subsidiary of MCM, is the principal underwriter for the Fund. Greenwood is located at 8515 E. Orchard Road, Greenwood Village, Colorado 80111. The Bank of New York serves as the Portfolio’s custodian.

Annual Report

The Fund will furnish, without charge, a copy of the most recent Annual Report to the shareholders of the Portfolio. Requests should be directed to Ms. Cathy Scharlemann, 8515 East Orchard Road, Greenwood Village, Colorado 80111; (800) 537-2033, ext. 76206.

September 15, 2005